Exhibit 10.1

SECOND AMENDMENT TO

ETHANOL MARKETING AND SERVICES AGREEMENT

This Second Amendment to the Ethanol Marketing and Services Agreement (“Second Amendment”) is made on this 1st day of May, 2011, by and between Western Plains Energy, LLC, having an address of or near 3022 County Road 18, Oakley, KS 67748, (“Owner”), and Ethanol Products, LLC d/b/a Poet Ethanol Products, having an address of 3939 N. Webb Rd., Wichita, Kansas 67226 (“Marketer”).

RECITALS:

A.                                   Owner and Marketer made and entered into an Ethanol Marketing and Services Agreement dated November 24, 2008 (the “Agreement”).

B.                                     The Agreement has an initial term ending February 9, 2014.

C.                                     Marketer and Owner now desire to modify the Agreement to alter the Term of the Agreement and the Marketing and Administrative Service Fee.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreement set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follow:

1.             Terms. Terms in this First Amendment that are capitalized, but that are undefined, will have the meaning given to them in the Agreement.

2.             Amendment to Term of Agreement. The Agreement is hereby amended by deleting Paragraph 2. “Term of Agreement” and replacing it in its entirety with the following paragraph:

2.             Term of Agreement. The initial term of this agreement shall extend to February 9, 2017. This Agreement renews automatically for additional five (5) year periods, at the end of the initial period and at the end of any subsequent five (5) year renewal period, unless terminated by either party. Either party may terminate this Agreement at the end of the initial period or at the end of any five (5) year renewal period by giving to the other party ninety (90) days’ written notice of termination prior to the end of the then current period, Within fifteen (15) days of receipt of written notice of termination by either party, Marketer will provide Owner with a quantity per month of Ethanol for up to one (1) year from termination that will be needed to fulfill sales contracts in existence at the time of termination and copies of said contracts. Owner agrees that all such existing sales contracts disclosed in the fifteen (15) day period will be fulfilled, and that the terms of this Agreement will remain in effect for all such Ethanol.

3.             Amendment to Marketing and Administrative Service Fee. The Agreement is hereby amended by deleting Paragraph 5., “Marketing and Administrative Service Fee” and replacing it in its entirety with the following paragraphs:

5.             Marketing and Administrative Service Fee. Owner will pay Marketer a fee for the Marketing and Administrative Services rendered by Marketer hereunder. The fee (the “Services Fee”) will be one percent (1%) of the Net-back sales price per gallon of denatured Ethanol as produced by Owner’s Ethanol Plant, except as provided for in 5.a. Net-back sales price is defined as the price actually paid and collected per gallon of denatured Ethanol, minus all freight and transportation costs, any applicable owned storage fees, leased storage fees, through-put fees, any terminalling fees, and taxes imposed by a governmental authority, except for sales, use or similar taxes imposed upon the net profits of marketer or the Services Fees.

a. Notwithstanding the 1% of the Net-back sales price calculation described in paragraph 5, the Services Fee will have a minimum rate of $.0135 per gallon and a maximum rate of $.0185 per gallon. For illustrative purposes, when the Net-back sales price is between $1.35 per gallon and $1.85 per gallon, the Services Fee will be calculated at 1% of the Net-back sales price. When the Net-back sales price is less than $1.35 per gallon, the Services Fee will be $.0135 per gallon. When the Net-back sales price is greater than $1.85 per gallon, the Services Fee will be $.0185 per gallon.

4.             Not a Novation. This First Amendment is a modification only and will not constitute a novation. Except as herein provided, all terms and conditions of the Agreement are hereby ratified and will remain in full force and effect. In the event of any conflicts or inconsistencies between the provisions of this First Amendment and the Agreement, the terms of this First Amendment will control.

5.             Interpretation. This First Amendment and the Agreement are the final agreement and contain the entire, complete, and exclusive agreement between the parties regarding the matters addressed therein. NO PROVISION OF THIS FIRST AMENDMENT OR THE AGREEMENT MAY BE MODIFIED, CHANGED, AMENDED OR WAIVED EXCEPT BY A WRITTEN AGREEMENT EXECUTED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date and year first above written.

WESTERN PLAINS ENERGY, LLC (Owner)

By	/s/ Steven McNinch
	Its	CEO / General Manager

ETHANOL PRODUCTS, LLC d/b/a POET ETHANOL PRODUCTS (Marketer)

By	/s/ Robert Casper
	Its	President & CEO